OMB APPROVAL
OMB Number: 3235-0145
Expires: February 28, 2010
Estimated average burden hours per response...10.4

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 13G/A
Under the Securities Exchange Act of 1934
(AMENDMENT NO. 1)*
ENTEROMEDICS, INC.

(Name of Issuer)
Common Stock

(Title of Class of Securities)
29365M 10 9

(CUSIP Number)
December 31, 2008

(Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1(b)
☐ Rule 13d-1(c)
☑ Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 23 Pages

CUSIP No.	29365M 10 9	13G	Page	2	of	23	Pages

1	NAME OF REPORTING PERSONS InterWest Partners IX, LP I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California

	5	SOLE VOTING POWER

NUMBER OF		1,546,761

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		1,546,761

	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,546,761

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.2%

12	TYPE OF REPORTING PERSON

	PN

CUSIP No.	29365M 10 9	13G	Page	3	of	23	Pages

1	NAME OF REPORTING PERSONS InterWest Management Partners IX, LLC (the General Partner of InterWest Partners IX, LP) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California

	5	SOLE VOTING POWER

NUMBER OF		1,546,761

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		1,546,761

	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,546,761

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.2%

12	TYPE OF REPORTING PERSON

	OO

CUSIP No.	29365M 10 9	13G	Page	4	of	23	Pages

1	NAME OF REPORTING PERSONS Harvey B. Cash (a Managing Director of InterWest Management Partners IX, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,546,761

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		1,546,761

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,546,761

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.2%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by
Harvey B. Cash that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	29365M 10 9	13G	Page	5	of	23	Pages

1	NAME OF REPORTING PERSONS Bruce A. Cleveland (a Venture Member of InterWest Management Partners IX, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,546,761

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		1,546,761

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,546,761

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.2%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by
Bruce A. Cleveland that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	29365M 10 9	13G	Page	6	of	23	Pages

1	NAME OF REPORTING PERSONS Christopher B. Ehrlich (a Venture Member of InterWest Management Partners IX, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,546,761

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		1,546,761

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,546,761

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.2%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Christopher B. Ehrlich that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	29365M 10 9	13G	Page	7	of	23	Pages

1	NAME OF REPORTING PERSONS Philip T. Gianos (a Managing Director of InterWest Management Partners IX, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,546,761

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		1,546,761

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,546,761

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.2%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by
Philip T. Gianos that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	29365M 10 9	13G	Page	8	of	23	Pages

1	NAME OF REPORTING PERSONS Linda S. Grais (a Venture Member of InterWest Management Partners IX, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,546,761

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		1,546,761

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,546,761

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.2%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by
Linda S. Grais that she is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	29365M 10 9	13G	Page	9	of	23	Pages

1	NAME OF REPORTING PERSONS W. Stephen Holmes III (a Managing Director of InterWest Management Partners IX, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,546,761

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		1,546,761

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,546,761

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.2%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by
W. Stephen Holmes III that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	29365M 10 9	13G	Page	10	of	23	Pages

1	NAME OF REPORTING PERSONS Nina S. Kjellson (a Venture Member of InterWest Management Partners IX, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,546,761

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		1,546,761

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,546,761

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.2%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by
Nina S. Kjellson that she is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	29365M 10 9	13G	Page	11	of	23	Pages

1	NAME OF REPORTING PERSONS Gilbert H. Kliman (a Managing Director of InterWest Management Partners IX, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,546,761

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		1,546,761

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,546,761

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.2%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by
Gilbert H. Kliman that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	29365M 10 9	13G	Page	12	of	23	Pages

1	NAME OF REPORTING PERSONS Ellen E. Koskinas (a Venture Member of InterWest Management Partners IX, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		10,938

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,546,761

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		10,938

	8	SHARED DISPOSITIVE POWER

		1,546,761

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,557,699

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.2%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by
Ellen E. Koskinas that she is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	29365M 10 9	13G	Page	13	of	23	Pages

1	NAME OF REPORTING PERSONS H. Ronald Nash (a Venture Member of InterWest Management Partners IX, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,546,761

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		1,546,761

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,546,761

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.2%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by
H. Ronald Nash that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	29365M 10 9	13G	Page	14	of	23	Pages

1	NAME OF REPORTING PERSONS Khaled A. Nasr (a Venture Member of InterWest Management Partners IX, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,546,761

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		1,546,761

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,546,761

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.2%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by
Khaled A. Nasr that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	29365M 10 9	13G	Page	15	of	23	Pages

1	NAME OF REPORTING PERSONS Arnold L. Oronsky (a Managing Director of InterWest Management Partners IX, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,546,761

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		1,546,761

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,546,761

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.2%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by
Arnold L. Oronsky that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	29365M 10 9	13G	Page	16	of	23	Pages

1	NAME OF REPORTING PERSONS Douglas A. Pepper (a Venture Member of InterWest Management Partners IX, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,546,761

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		1,546,761

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,546,761

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.2%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Douglas A. Pepper that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	29365M 10 9	13G	Page	17	of	23	Pages

1	NAME OF REPORTING PERSONS Thomas L. Rosch (a Managing Director of InterWest Management Partners IX, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,546,761

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		1,546,761

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,546,761

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.2%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by
Thomas L. Rosch that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	29365M 10 9	13G	Page	18	of	23	Pages

1	NAME OF REPORTING PERSONS Michael B. Sweeney (a Managing Director of InterWest Management Partners IX, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,546,761

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		1,546,761

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,546,761

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.2%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by
Michael B. Sweeney that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

ITEM 1.
(a) NAME OF ISSUER : EnteroMedics, Inc.
(b) ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICE:
2800 Patton Road, Roseville, MN 55113
ITEM 2.
(a) NAME OF PERSON(S) FILING:
InterWest Partners IX, LP (“IWP IX”)
InterWest Management Partners IX, LLC (“IMP IX”)
Harvey B. Cash (“Cash”)
Bruce A. Cleveland (“Cleveland”)
Christopher B. Ehrlich (“Ehrlich”)
Philip T. Gianos (“Gianos”)
Linda S. Grais (“Grais”)
W. Stephen Holmes III (“Holmes”)
Nina S. Kjellson (“Kjellson”)
Gilbert H. Kliman (“Kliman”)
Ellen E. Koskinas (“Koskinas”)
H. Ronald Nash (“Nash”)
Khaled A. Nasr (“Nasr”)
Arnold L. Oronsky (“Oronsky”)
Douglas A. Pepper (“Pepper”)
Thomas L. Rosch (“Rosch”)
Michael B. Sweeney (“Sweeney”)
(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
2710 Sand Hill Road, Second Floor, Menlo Park, CA 94025
(c) CITIZENSHIP/PLACE OF ORGANIZATION:

IWP IX: IMP IX: Cash: Cleveland: Ehrlich: Gianos: Grais: Holmes: Kjellson: Kliman: Koskinas: Nash: Nasr: Oronsky: Pepper: Rosch: Sweeney:	California

California

United States

United States

United States

United States

United States

United States

United States

United States

United States

United States

United States

United States

United States

United States

United States

Page 19 of 23 Pages

(d) TITLE OF CLASS OF SECURITIES: Common Stock
(e) CUSIP NUMBER: 29365M 10 9
ITEM 3. NOT APPLICABLE.
ITEM 4. OWNERSHIP.

	IWP IX	IMP IX (1)	Cash (2)	Cleveland (2)	Ehrlich (2)
Beneficial Ownership	1,546,761	1,546,761	1,546,761	1,546,761	1,546,761
Percentage of Class	9.2%	9.2%	9.2%	9.2%	9.2%
Sole Voting Power	1,546,761	1,546,761	0	0	0
Shared Voting Power	0	0	1,546,761	1,546,761	1,546,761
Sole Dispositive Power	1,546,761	1,546,761	0	0	0
Shared Dispositive Power	0	0	1,546,761	1,546,761	1,546,761

	Gianos (2)	Grais (2)	Holmes (2)	Kjellson (2)
Beneficial Ownership	1,546,761	1,546,761	1,546,761	1,546,761
Percentage of Class	9.2%	9.2%	9.2%	9.2%
Sole Voting Power	0	0	0	0
Shared Voting Power	1,546,761	1,546,761	1,546,761	1,546,761
Sole Dispositive Power	0	0	0	0
Shared Dispositive Power	1,546,761	1,546,761	1,546,761	1,546,761

	Kliman (2)	Koskinas (2)**	Nash (2)	Nasr (2)	Oronsky (2)
Beneficial Ownership	1,546,761	1,557,699	1,546,761	1,546,761	1,546,761
Percentage of Class	9.2%	9.2%	9.2%	9.2%	9.2%
Sole Voting Power	0	10,938	0	0	0
Shared Voting Power	1,546,761	1,546,761	1,546,761	1,546,761	1,546,761
Sole Dispositive Power	0	10,938	0	0	0
Shared Dispositive Power	1,546,761	1,546,761	1,546,761	1,546,761	1,546,761

	Pepper (2)	Rosch (2)	Sweeney (2)
Beneficial Ownership	1,546,761	1,546,761	1,546,761
Percentage of Class	9.2%	9.2%	9.2%
Sole Voting Power	0	0	0
Shared Voting Power	1,546,761	1,546,761	1,546,761
Sole Dispositive Power	0	0	0
Shared Dispositive Power	1,546,761	1,546,761	1,546,761

**	Includes 10,938 shares issuable to Koskinas pursuant to outstanding options exercisable within 60 days of December 31, 2008.

(1)	IMP IX is the general partner of IWP IX.

(2)	Cash, Gianos, Holmes, Kliman, Oronsky, Rosch, and Sweeney are Managing Directors of IMP IX. Cleveland, Ehrlich, Grais, Kjellson, Koskinas, Nash, Nasr, and Pepper are Venture Members of IMP IX.

Page 20 of 23 Pages

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
Not applicable.
ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
Under certain circumstances set forth in the limited liability company operating agreement of IMP IX, the members of such limited liability company have the right to receive dividends from, or the proceeds from the sale of, the common stock of Issuer beneficially owned by such limited liability company.
ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
Not applicable.
ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
No reporting person is a member of a group as defined in section 240.13d-1(b)(1)(iii)(H) of the Act.
ITEM 9. NOTICE OF DISSOLUTION OF THE GROUP.
Not applicable.
ITEM 10. CERTIFICATION.
Not applicable.
EXHIBITS
Joint Filing Statement attached as Exhibit A.
Page 21 of 23 Pages

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 13, 2009

INTERWEST PARTNERS IX, LP

By: InterWest Management Partners IX, LLC its General Partner

		By:	/s/ W. Stephen Holmes

By:	/s/ Harvey B. Cash		Managing Director

Name:	Harvey B. Cash
INTERWEST MANAGEMENT PARTNERS IX, LLC
By:	/s/ Bruce A. Cleveland

Name:	Bruce A. Cleveland	By:	/s/ W. Stephen Holmes

Managing Director
By:	/s/ Christopher B. Ehrlich

Name:	Christopher B. Ehrlich	By:	/s/ Douglas A. Pepper
		Name:	Douglas A. Pepper
By:	/s/ Philip T. Gianos

Name:	Philip T. Gianos	By:	/s/ Thomas L. Rosch
		Name:	Thomas L. Rosch
By:	/s/ Linda S. Grais
Name:	Linda S. Grais	By:	/s/ Michael B. Sweeney
		Name:	Michael B. Sweeney
By:	/s/ W. Stephen Holmes

Name:	W. Stephen Holmes

By:	/s/ Nina S. Kjellson

Name:	Nina S. Kjellson

By:	/s/ Gilbert H. Kliman

Name:	Gilbert H. Kliman

By:	/s/ Ellen E. Koskinas

Name:	Ellen E. Koskinas

By:	/s/ H. Ronald Nash

Name:	H. Ronald Nash

By:	/s/ Khaled A. Nasr

Name:	Khaled A. Nasr

By:	/s/ Arnold L. Oronsky

Name:	Arnold L. Oronsky
Page 22 of 23 Pages

EXHIBIT A
Joint Filing Statement
We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.
Date: February 13, 2009

INTERWEST PARTNERS IX, LP

By: InterWest Management Partners IX, LLC its General Partner

		By:	/s/ W. Stephen Holmes

By:	/s/ Harvey B. Cash		Managing Director

Name:	Harvey B. Cash
INTERWEST MANAGEMENT PARTNERS IX, LLC
By:	/s/ Bruce A. Cleveland

Name:	Bruce A. Cleveland	By:	/s/ W. Stephen Holmes

Managing Director
By:	/s/ Christopher B. Ehrlich

Name:	Christopher B. Ehrlich	By:	/s/ Douglas A. Pepper
		Name:	Douglas A. Pepper
By:	/s/ Philip T. Gianos

Name:	Philip T. Gianos	By:	/s/ Thomas L. Rosch
		Name:	Thomas L. Rosch
By:	/s/ Linda S. Grais

Name:	Linda S. Grais	By:	/s/ Michael B. Sweeney

		Name:	Michael B. Sweeney
By:	/s/ W. Stephen Holmes

Name:	W. Stephen Holmes

By:	/s/ Nina S. Kjellson

Name:	Nina S. Kjellson

By:	/s/ Gilbert H. Kliman

Name:	Gilbert H. Kliman

By:	/s/ Ellen E. Koskinas

Name:	Ellen E. Koskinas

By:	/s/ H. Ronald Nash

Name:	H. Ronald Nash

By:	/s/ Khaled A. Nasr

Name:	Khaled A. Nasr

By:	/s/ Arnold L. Oronsky

Name:	Arnold L. Oronsky
Page 23 of 23 Pages